Exhibit 10.5

August 4, 2023

Michael Lohscheller

Re:    Executive Transition Services Agreement
Dear Michael:
This letter agreement (the “Letter Agreement”) is intended to document our agreements with respect to the terms of your resignation and as an amendment of certain specific terms of the Executive Compensation Agreement, dated February 2, 2022, between you and Nikola Corporation (the “Company”), as first amended effective as of August 9, 2022, and as amended again effective as of April 3, 2023 (as amended, the “Executive Employment Agreement”). In the event of any conflict between this Letter Agreement and the Executive Employment Agreement, this Letter Agreement shall control. Defined terms shall have the meanings specified in the Executive Employment Agreement unless otherwise defined herein.
1.Resignation as CEO and President as of Transition Date. Pursuant to your request, we have agreed that you will resign as the Company’s President and Chief Executive Officer (“CEO”) effective as of August 4, 2023 (the “Transition Date”), and as a member of the Company’s Board of Directors, effective as of August 31, 2023, in each case without need for further action. Except as expressly set forth in this Letter Agreement, you formally resign from all offices, positions, titles, and capacities you now hold or have held with Company and its affiliates, effective as of the Transition Date. The Company hereby accepts this resignation. Between the date of this Letter Agreement and the Transition Date, the terms of the Executive Employment Agreement shall remain unmodified.
2.Transition Period. Notwithstanding your resignation as President and CEO on the Transition Date, from the Transition Date through September 29, 2023 (the “Transition Period”), you will continue to be an employee of Company as a senior advisor. During the Transition Period, you agree to be available for reasonable periods of time to provide transitional assistance or to work on special projects, all at the discretion of the Board and the new Chief Executive Officer of the Company. For as long as you provide such assistance and work on special projects as requested during the Transition Period, and except as otherwise provided in this Letter Agreement, you will continue to earn and receive your current annual salary, paid bi-weekly less payroll deductions and all required withholdings, and benefits during the Transition Period. Except as otherwise provided in this Letter Agreement, you will continue to be treated as an employee for purposes of all of the Company’s benefit plans during the Transition Period. Your employment with the Company will terminate at the end of the Transition Period and you will be entitled to no further compensation or benefits but for those provided by this Letter Agreement.
At the end of the Transition Period or, if earlier, upon request by the Company, you agree to immediately return to Company all documents, records, and materials belonging and/or relating to Company, and all copies of all such materials. At the end of the Transition Period, or if earlier, upon request by the Company, you further agree to destroy such records maintained by you on your own computer equipment.
For purposes of the Executive Employment Agreement, you agree and acknowledge that your role change from President and CEO to senior advisor is voluntary and shall not be treated as a triggering event for Good Reason under the Executive Employment Agreement.
3.Stock Awards. Provided that you remain employed through the Transition Period in accordance with Paragraph 1 above, provide the services requested during the Transition Period in accordance with Paragraph 2 above, and continue to comply with terms of your Employee Proprietary Information and Assignment Agreement (“PIIA”):
a.The Transition Period will be counted as “Service” (as defined in the Company’s 2020 Stock Incentive Plan (the “2020 Plan”)) for purposes of determining the vesting of any equity award previously granted under the 2020 Plan that is outstanding and unvested as of the last day of the Transition Period; and
b.In recognition of your role in expanding commercial sales of the battery-electric truck, launching the Company’s Class 8 hydrogen fuel cell electric truck, advancing the organization’s production capabilities in Coolidge, AZ, reducing cash usage, facilitating the sale of the Company’s Europe-based joint venture, and launching the Company’s global hydrogen energy brand, HYLA, subject to your continued Service through the Transition Period, your Time-Vested Awards that are outstanding, unvested, and scheduled to vest during 2024 shall vest, effective as of the last day of the Transition Period. The settlement of any such vested Time-Vested Awards shall occur following the release of the Company’s Q3 earnings in early November 2023 during an open trading window.
Except as set forth in this Paragraph 3, any Time-Vested Awards or Performance Awards that are outstanding and unvested as of the last day of the Transition Period shall be cancelled and forfeited as of such date.
4.Termination During the Transition Period. The terms of the Executive Employment Agreement shall remain in place during the Transition Period and the parties retain their rights to terminate the senior advisor relationship prior to the end of the Transition Period. Notwithstanding the foregoing, in the event of an Involuntary Termination of your employment prior to the last day of the Transition Period, subject to your satisfaction of the Severance Conditions set forth in the Executive Employment Agreement, you will continue to receive compensation under Paragraphs 2 and 3 of this Letter Agreement through the last day of the Transition Period. For the avoidance of doubt, in no event shall the Severance Benefits set forth in the Executive Employment Agreement become payable.
5.Restrictive Covenants. You acknowledge and agree that you are bound and continue to be bound by the terms of your PIIA through and after the Transition Period. In exchange for receipt of the compensation set forth under Paragraphs 2 and 3, the duration of the restrictive covenants included in Section 4(g) (Nonsolicitation of Employees/Contractors), Section 4(h) (No Hire), Section 4(i) (Nonsolicitation of Customers) and Section 4(j) (Noncompete Provision) of your PIIA will increase from one (1) year to two (2) years following the last day of the Transition Period.

6.Non-Disparagement. You agree to refrain from making any defamatory or disparaging statements about the Company, its board of directors, officers, management, practices, procedures, or business operations to any person or entity. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal or regulatory process.
7.General Provisions.
a.Consistency With Applicable Law. You acknowledge and agree that nothing in this Agreement prohibits you from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.
b.Severability. The obligations imposed by, and the provisions of, this Letter Agreement are severable and should be construed independently of each other. If any court of competent jurisdiction determines that any provision of this Letter Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.
c.Effect of Breach. In the event that you breach any provision of this Letter Agreement or any restrictive covenant agreement between the Company and you, you agree that the Company may suspend all payments and benefits to you as a result of this Letter Agreement, recover from you any damages suffered as a result of such breach and recover from you any reasonable attorneys’ fees or costs it incurs as a result of such breach. In addition, you agree that the Company shall be entitled to injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by you of any provision of this Letter Agreement.
d.Successors/Assigns. The Company shall assign this Letter Agreement to any successor to all or substantially all of the business and assets of the Company and the Company shall require successor to expressly assume and agree to in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
e.Governing Law. The terms of this Letter Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Letter Agreement, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Arizona, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in State of Arizona (or in the event of exclusive federal jurisdiction, the courts of the District of Arizona in connection with any Dispute or any claim related to any Dispute).
Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee or affiliates of the

Company, each of whom is hereby designated a third party beneficiary of this Letter Agreement regarding arbitration) will be resolved through binding arbitration in Maricopa County, Arizona under the rules of the American Arbitration Association and the Arbitration Rules set forth in Arizona Rules of Civil Procedure. Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency. You agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.
Except as expressly modified by this Amendment, all of the terms and provisions of the Executive Employment Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein.
Please sign and date this Amendment to confirm your agreement to the terms described above and return it to . For the purposes of this Letter Agreement, a facsimile or electronic signature shall serve as an original.

Sincerely,

NIKOLA CORPORATION

BY:	/s/ Stephen J. Girsky
Stephen J. Girsky
For the Board of Directors

Accepted:

/s/ Michael Lohscheller		Aug 4, 2023
Michael Lohscheller		Date